Exhibit 5.1

3000 Two Logan Square

Eighteenth and Arch Streets

Philadelphia, PA  19103-2799

215.981.4000

Fax 215.981.4750

June 30, 2009

IGI Laboratories, Inc.

105 Lincoln Avenue

Buena, New Jersey 08310

Re:

Registration Statement on Form S-8

Ladies and Gentlemen:

Reference is made to the registration statement on Form S-8 (the “Registration Statement”) of IGI Laboratories, Inc., a Delaware corporation (the “Company”), filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement covers a total of 1,720,145 shares of common stock, par value $.01 per share, of the Company (the “Shares”) for issuance pursuant to (i) the employment agreement, dated as of May 18, 2009 (the “Forte Employment Agreement”), between the Company and Philip S. Forte, (ii) the employment agreement, dated as of May 29, 2009 (the “Pandya Employment Agreement”), between the Company and Hemanshu Pandya, and (iii) the non-qualified stock option award agreement, dated as of June 1, 2009 (the “Singh Option Agreement”) between the Company and Bijoy K. Singh.

We have examined the Registration Statement, including the exhibits thereto, the originals or copies, certified or otherwise identified to our satisfaction, of the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company, each as amended to date, the Forte Employment Agreement, the Pandya Employment Agreement, the Singh Option Agreement and such other documents as we have deemed appropriate in rendering this opinion. As to matters of fact, we have relied on representations of officers of the Company.  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the authenticity of all documents submitted to us as copies of originals.

Based on the foregoing, we are of the opinion that the Shares, when issued in accordance with the terms of the Forte Employment Agreement (and any underlying award agreements), the Pandya Employment Agreement (and any underlying award agreements) and the Singh Option Agreement, will be legally issued, fully paid, and non-assessable. This opinion is being furnished to you solely for submission to the Commission as an exhibit to the Registration Statement and, accordingly, may not be relied upon, quoted in any manner to, or delivered to any other person or entity, without in each instance our prior written consent.

Our opinion is limited to the Delaware General Corporation Law and the federal securities laws, each as in effect as of the date hereof. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act or the rules or regulations of the Commission thereunder.

/s/ Pepper Hamilton LLP PEPPER HAMILTON LLP